EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Primerica, Inc.:

We consent to the use of our reports dated February 27, 2017, with respect to the consolidated balance sheets of Primerica, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein.

/s/ KPMG LLP

Atlanta, Georgia

August 17, 2017